Date:	July 19, 2018

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS SECOND QUARTER 2018 EARNINGS

•	Loan growth of $50.7 million (3.9%) during last four quarters

•	Net income of $6.0 million and diluted EPS of $0.69 for Q2 2018

•	Net interest margin of 3.50% for Q2 2018

•	Average shareholders’ equity of $212.3 million is 11.62% of average assets

•	Nonperforming assets to total assets 0.18% for Q2 2018

Danville, VA -- American National Bankshares Inc. (“American National”) (NASDAQ: AMNB), parent company of American National Bank and Trust Company, today announced net income of $5,980,000 for the second quarter 2018 compared to $4,279,000 for the second quarter of 2017, a $1,701,000 or 39.8% increase. Basic net income per common share was $0.69 for the 2018 quarter compared to $0.50 for the 2017 quarter. Diluted net income per common share was $0.69 for the 2018 quarter compared to $0.49 for the 2017 quarter. Net income for the second quarter of 2018 produced annualized returns on average assets of 1.31%, on average equity of 11.27%, and on average tangible equity of 14.44%.
Net income for the first six months of 2018 was $11,792,000 compared to $8,342,000 for the comparable period of 2017, a $3,450,000 or 41.4% increase. Basic net income per common share was $1.36 for the 2018 period compared to $0.97 for the 2017 period. Diluted net income per common share was $1.36 for the 2018 period compared to $0.96 for the 2017 period.

Financial Performance and Overview
Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are very pleased with our earnings for the second quarter of 2018. Earnings were strong, $6.0 million compared to $4.3 million for the comparable quarter of 2017, a 39.8% increase.
There were three drivers of this increase: greater net interest income, lower loan loss provision, and lower corporate income taxes.
“The primary driver was higher net interest income, resulting mostly from higher loan yields and greater loan volume. Average loan volume for the 2018 quarter was up $63.7 million or 5.0% compared to the second quarter of 2017. For the second quarter of 2018 compared to second quarter of 2017, end of period loans are up $50.7 million or 3.9%.
“We expect loan growth to continue in the remainder of 2018, though likely at a reduced pace compared to 2017.
“The nature of competition for good quality loan customers has changed radically in recent quarters. We’re seeing some of our competitors loosen underwriting standards and make pricing, term, and structure concessions that we believe are not consistent with our credit standards. We’ve made a corporate decision that there are some fundamental aspects of our credit philosophy that are not subject to negotiation or waiver. Consequently, we did not pursue a number of otherwise attractive deals.
“Deposits have grown substantially. Average interest bearing deposits for the 2018 quarter were $97.9 million or 9.3% greater than the comparable quarter of 2017. Average noninterest bearing deposits were $33.6 million or 8.7% greater than the comparable quarter of 2017. For the second quarter of 2018 compared to second quarter of 2017, end of period deposits are up $97.9 million or 6.7%.
“The market for loans and deposits is hyper-competitive. Market pressure drives yields on loans down and rates on deposits up. This puts continuing pressure on our net interest margin. Our challenge is to maintain quality growth in assets and deposits and, at the same time, protect and, hopefully, improve our net interest margin. Our margin for the 2018 quarter was 3.50%, a four basis point decrease from the 2017 quarter.

“The second driver of the earnings increase was a significant reduction in the need for loan loss provision. Provision expense in the second quarter of 2018 was $380,000 less than the comparable quarter of 2017. Our need for current provision expense was mitigated by slower growth in loans, continued extraordinary asset quality metrics, and improvements in various qualitative factors we use in computing our allowance for loan losses.
“The other driver on the earnings increase was a substantial decrease in our corporate tax rate. The tax cut, enacted in December 2017, reduced our statutory rate to 21% from 35% and our effective rate to 19.0% from 31.0%.”
Haley concluded, “American National is very optimistic about our bank, our markets and our industry. We believe the key to long-term success in our business is a careful, methodical approach to intelligent risk taking. We have eleven decades of practical experience doing just that.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.
For the quarter ended June 30, 2018, average shareholders’ equity was 11.62% of average assets, compared to 11.91% for the quarter ended June 30, 2017.
Book value per common share was $24.50 at June 30, 2018, compared to $23.96 at June 30, 2017.
Tangible book value per common share was $19.34 at June 30, 2018, compared to $18.72 at June 30, 2017.

Credit Quality Measurements
Non-performing assets represented 0.18% of total assets at June 30, 2018, compared to 0.31% at June 30, 2017.
Annualized net charge offs to average loans were one basis point (0.01%) for the second quarter compared to net recoveries of six basis points (0.06%) for the same quarter in 2017.

Other real estate owned was $1,124,000 compared to $1,686,000 at June 30, 2017, a decrease of $562,000 or 33.3%.

Acquisition Accounting Financial Impact
The acquisition accounting adjustments related to our two recent acquisitions have had and continue to have a positive impact on net interest income and income before income tax. The impact of these adjustments is summarized below (dollars in thousands):

For the quarter ended June 30,	2018	2017
Net Interest Income	$377	$595
Income Before Income Taxes	$300	$392

For the six months ended June 30,	2018	2017
Net Interest Income	$804	$1,029
Income Before Income Taxes	$650	$661

The second quarter of 2018 includes $231,000 in cash basis accretion income related to the early payoff of several acquired loans, compared to $209,000 for the comparable quarter of 2017.

Net Interest Income
Net interest income before the provision for loan losses increased to $14,788,000 in the second quarter of 2018 from $13,912,000 in the second quarter of 2017, an increase of $876,000 or 6.3%.
For the 2018 quarter, the net interest margin was 3.50% compared to 3.54% for the same quarter in 2017, a decrease of four basis points (0.04%). The decrease in net interest margin related mostly to increases in the cost of deposits.

Provision for Loan Losses and Allowance for Loan Losses
Provision expense for the second quarter of 2018 was a $30,000 credit compared to a $350,000 expense for the second quarter of 2017. The second quarter 2018 credit provision was related to an adjustment on the specific reserve for an impaired loan.

The allowance for loan losses as a percentage of total loans was 1.01% at June 30, 2018 compared to 1.06% at June 30, 2017.
There was growth in loans outstanding in the second quarter 2018, a net of $18.2 million or 1.4%. The need for additions to the allowance for loan losses was mitigated by improvement in various qualitative factors used in the determination of the allowance, notably national and local economic conditions, and continued favorable asset quality metrics.

Noninterest Income
Noninterest income totaled $3,563,000 in the second quarter of 2018, compared with $3,348,000 in the second quarter of 2017, an increase of $215,000 or 6.4%. Most income categories improved compared to the prior year quarter. Income from Small Business Investment Companies improved $165,000, as a result of a distribution from one of our investments. This income category is inherently volatile and unpredictable.

Noninterest Expense
Noninterest expense totaled $11,002,000 in the second quarter of 2018, compared to $10,711,000 in the second quarter of 2017, an increase of $291,000 or 2.7%.
Most of the increase was related to salaries, which increased $362,000 or 7.6%.
The change was driven by normal payroll and compensation related increases.

Income Taxes
Income tax expense was favorably impacted by the December 2017 change in corporate tax rates. The effective tax rate for the second quarter of 2018 was 19.0%, compared to 31.0% for the second quarter of 2017. The 2018 quarter was also favorably impacted by the exercise of stock options, which generated a tax benefit of $95,000.

About American National
American National is a multi-state bank holding company with total assets of approximately $1.8 billion. Headquartered in Danville, Virginia, American National is the

parent company of American National Bank and Trust Company. American National Bank is a community bank serving Virginia and North Carolina with 26 banking offices and two loan production offices. American National Bank also manages an additional $837 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements or laws; significant changes in securities markets; changes in technology and information security; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.